Exhibit 10.30

Non-Employee Director Compensation Summary

In 2008, our non-employee directors will receive an annual retainer. In addition to this retainer, non-employee directors will receive a fee for each regularly scheduled Board meeting attended in person, a fee for each telephonic Board meeting attended, an annual fee for each committee on which the non-employee director serves, a fee for each regularly scheduled meeting of such committee attended in person, a fee for each telephonic meeting of such committee attended and a fee for each committee which the non-employee director chairs. The table below sets forth the annual retainer, board meeting fees, annual committee meeting fees and fees per committee chaired that we expect to pay to our non-employee directors during 2008:

Name	2008 Annual Retainer(1)	Fee Per Board Meeting Attended	Fee Per Telephonic Board Meeting Attended	Annual Fee Per Committee Served	Fee Per Committee Meeting Attended	Fee Per Telephonic Committee Meeting Attended	Annual Fee Per Committee Chaired

Peter R. Barnett	$20,000	$2,000	$1,000	$3,000	$1,000	$500	$10,000
Robert A. Beardsley	$20,000	$2,000	$1,000	$3,000	$1,000	$500
Robert C. Black	$20,000	$2,000	$1,000	$3,000	$1,000	$500	$5,000
James E. Daverman	$30,000	$3,000	$1,000	$3,000	$1,000	$500
Robert J. Easton	$20,000	$2,000	$1,000	$3,000	$1,000	$500
George M. Lasezkay	$20,000	$2,000	$1,000	$3,000	$1,000	$500
W. James O’Shea	$20,000	$2,000	$1,000	$3,000	$1,000	$500	$5,000

(1) In addition, we will provide reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board and other Company business.

Upon re-election at our annual meeting of stockholders, each non-employee director shall automatically be granted an option to purchase 12,000 shares of our Common Stock, with the exception of Mr. Daverman who shall be granted an option to purchase 18,000 shares of our Common Stock, with an exercise price per share equal to the closing price of our Common Stock on the NASDAQ Global Market on the date of grant. All such options awarded to date provide that they shall become exercisable in four equal annual installments commencing one year after the date of grant, provided that the optionee remains a director. In December 2007, the Compensation Committee recommended that future options awarded to non-employee directors would become exercisable in one installment one year after the date of grant.

Each new non-employee director is automatically granted an option to purchase 25,000 shares of Common Stock, at an exercise price per share equal to the closing price of our Common Stock on the NASDAQ Global Market on the date of grant. All such options shall become exercisable in five equal annual installments commencing one year after the date of grant, provided that the optionee remains a director. The right to exercise annual installments of options will be reduced proportionately based on the optionee’s actual attendance at meetings of the Board if the optionee fails to attend at least 75% of the meetings of the Board held in any calendar year.